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                                                                   Exhibit 5.1

                                        March 30, 1998

Lillian Vernon Corporation
543 Main Street
New Rochelle, New York  10801

                  Re:      Lillian Vernon Corporation
                           Profit Sharing Plan

Gentlemen and Ladies:

                  We have acted as counsel for Lillian Vernon Corporation (the "Company") in connection with the preparation and filing of the Registration Statement on Form S-8 relating to the Company's Profit Sharing Plan (the "Plan"). We have examined the Plan, are familiar with the proceedings by which the Plan has been authorized, and are familiar with the Company's Certificate of Incorporation, as amended, the Company's By-Laws, and such other corporate records and documents as we have deemed necessary to express our opinion herein. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

                  Based upon the foregoing and having due regard to legal considerations we deem relevant, we are of the opinion that the shares of Common Stock, $.01 par value of the Company that may be acquired by the Plan (in either open market purchases or from treasury shares), and delivered to participants pursuant to the Plan will be, when acquired and delivered in accordance with the Plan, duly authorized, validly issued and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit
5.1 to the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission.

                                              Very truly yours,



                                              SALON, MARROW & DYCKMAN, LLP